Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES STRONG SECOND QUARTER RESULTS, RAISES FULL-YEAR 2016 VOLUMES TO AVERAGE 415 MBOE/D, WHILE MAINTAINING FULL-YEAR CAPITAL UNDER $1.5 BILLION

•
Achieved record quarterly sales volumes of 427 MBoe/d, an increase of 43 percent over the second quarter of 2015, or an 18 percent increase pro-forma. Also set records for quarterly volumes in the U.S. onshore assets and for a second quarter period in Israel.

•	Reported second quarter capital expenditures of $262 million, significantly below expectations and down approximately 70 percent from the second quarter of 2015 pro-forma.

•
Initiated production on the Company’s third operated well within the Delaware Basin, achieving an IP-30 rate of 2,541 Boe/d (523 Boe/d per thousand lateral feet). On a normalized basis, the well is outperforming a 700 MBoe type curve by more than 75 percent.

•	Continued to deliver strong results from wells in the Lower Eagle Ford. Normalized for lateral length, the wells on average are significantly outperforming a 3 MMBoe type curve.

•	Enhanced completions in the DJ Basin continued to outperform historical type curves.

•
Realized significant progress towards sanctioning Leviathan, including the approval of the development plan, implementation of the regulatory framework and the execution of approximately 100 MMcf/d of Israel domestic gas sales agreements.

•	Reduced LOE on a BOE basis to $3.07, a decrease of 30 percent from the second quarter of last year pro-forma.

•	Increased liquidity at the end of the quarter to $5.3 billion, comprised of $1.3 billion of cash and a $4.0 billion undrawn credit facility.

HOUSTON (August 3, 2016) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”)
today announced results for the second quarter of 2016, including a reported net loss of $315 million or $0.73 per diluted share. The adjusted net loss (1) for the quarter was $103 million, or $0.24 per diluted share, which excludes the impact of certain items typically not considered by analysts in formulating estimates. EBITDAX(1) (earnings before interest expense, income taxes, depreciation, depletion, and amortization, and exploration expenses) and Adjusted EBITDAX(1) were $291 million and $597 million, respectively.

Capital expenditures for the quarter were $262 million, down approximately 70 percent from the second quarter of last year pro-forma for the Rosetta Resources Inc. merger. For the second quarter of 2016, approximately 65 percent of the capital was allocated to U.S. onshore and approximately 35 percent to global offshore (including Gulf of Mexico and International).

The Company sold record quarterly volumes of 427 thousand barrels of oil equivalent per day (MBoe/d) during the second quarter of 2016, with crude oil, natural gas and natural gas liquids (NGLs) all above original expectations. Total sales volumes were higher by 43 percent compared to the second quarter of 2015, or 18 percent on a pro-forma basis. Each core area was higher period over period, with U.S. oil volumes up 31 thousand barrels per day. U.S. onshore sales volumes for the quarter were a record 282 MBoe/d, up 15 percent compared to the second quarter of 2015 pro-forma. Global offshore sales volumes were 145 MBoe/d, an increase of 25 percent compared to second quarter of 2015. Liquids comprised 44 percent of second quarter 2016 volumes, with 29 percent being crude oil and condensate and 15 percent NGLs. Natural gas accounted for the remaining 56 percent.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Our strong asset base and operational execution set a number of records in the second quarter. These results were supported by additional capital efficiencies generated across our business, both onshore in the U.S., through enhanced completions, and offshore, with the delivery of new major projects. Recent performance of the Texas assets has been particularly encouraging and continues to demonstrate the high-quality of our

(1) A Non-GAAP measure, see attached Reconciliation Schedules positions in both the Eagle Ford and the Delaware. We are delivering ahead of our original expectations for the year, having enhanced both our operating capabilities and our financial strength through the first half of the year. Our performance sets us up for a strong finish this year leading into 2017.”

All cost items for the quarter were in line with or below the Company’s expectations. Lease operating expenses (LOE) in the quarter were significantly lower at $3.07 per barrel of oil equivalent (BOE), a reduction of 30 percent compared to the second quarter of 2015 pro-forma. LOE per BOE benefited from record sales volumes and lower than normal workover activity. Transportation and gathering expenses totaled $2.97 per BOE while depreciation, depletion and amortization expenses for the quarter were $15.99 per BOE. General and Administrative costs for the quarter were $107 million, down $25 million from the second quarter of last year pro-forma. The Company’s income tax rate for the quarter was 37 percent.

Adjustments to the Company’s net loss for the second quarter of 2016 included unrealized commodity derivative losses, primarily related to existing crude oil hedging positions, as well as a loss on sale from the divestiture of non-core properties in Montana. Also included was a tax adjustment related to the purchase price allocation for the Rosetta Resources Inc. merger completed in the third quarter of 2015, as well as well costs associated with the 2011 drilling of the Dolphin well offshore Israel due to the expiration of the associated exploration license.

OPERATIONS UPDATE
TEXAS (EAGLE FORD AND PERMIAN)
Record quarterly sales volumes of 74 MBoe/d were achieved in the second quarter of 2016, an increase of 17 percent from the second quarter of 2015 on a pro-forma basis and up 23 percent from the first quarter of 2016. Liquids represented 62 percent of the total (25 percent crude oil and condensate and 37 percent NGLs), while natural gas accounted for the remaining 38 percent. Eagle Ford production made up 90 percent of the volumes with the Permian delivering the remaining 10 percent.

Highlights include:

•
The Company brought one well online in the Wolfcamp A interval in the Permian’s Delaware Basin. The Calamity Jane 2101H well, with a lateral length of 4,859 feet, was completed using slickwater and 3,000 pounds of proppant per lateral foot. To date, the well has achieved a maximum IP-30 rate of 2,541 Boe/d (or 523 Boe/d per thousand lateral feet) with 57 percent oil. On a normalized basis (5,000 foot lateral well), the well is outperforming the 700 MBoe type curve by more than 75 percent.

•
In the second quarter, Noble Energy commenced production on seven Lower Eagle Ford wells in the Gates Ranch area. Six of the wells were located in South Gates Ranch and had a lateral spacing of approximately 500 feet, an average lateral length of 7,240 feet, and an average IP-30 of 3,954 Boe/d (or 547 Boe/d per thousand lateral feet). The wells had proppant concentrations of approximately 2,000 pounds per lateral foot and cluster spacing of 40 feet. On average and normalized for lateral length, the IP-30 rates have outperformed a 3 MMBoe type curve (for a 5,000 foot lateral) over their first 30 days of production.

•
In late March, the Company brought on production six additional Lower Eagle Ford wells in the Gates Ranch area. Five of the wells were located in South Gates Ranch and tested lateral spacing of 1,000 feet or more, had an average lateral length of 4,570 feet, and resulted in an average IP-30 rate of 3,993 Boe/d (or 878 Boe/d per thousand lateral feet). On average, the wells had proppant concentrations of over 2,000 pounds per lateral foot and cluster spacing of 20 feet. Normalized for lateral length, these wells have outperformed a 3 MMBoe type curve (for a 5,000 foot lateral) by approximately 60 percent over the first 90 days.

•	There were 46 wells drilled but uncompleted (including 31 in the Eagle Ford and 15 in the Delaware) at the end of the quarter.

DJ BASIN
Sales volumes averaged 113 MBoe/d in the second quarter of 2016, an increase of nearly 5 percent from the second quarter of 2015.  Liquids represented 66 percent of DJ Basin volumes (46 percent crude oil and condensate and 20 percent NGLs) and 34 percent was natural gas.  Combined volumes for Wells

Ranch and East Pony averaged 57 MBoe/d during the quarter, up 23 percent compared to the second quarter of 2015.  Volumes in the second quarter were impacted by a planned turn-around at the Wells Ranch central processing facility as well as unplanned third-party processing facility downtime.

Highlights include:

•	Average well costs for normalized long laterals with enhanced completions were reduced to $2.6 million in Wells Ranch.

•
Drilled 26 wells at an average lateral length of over 8,100 feet, with all of the wells drilled in the second quarter located in Wells Ranch (88 percent) and East Pony (12 percent). Nearly all of the wells drilled used the monobore technique. Delivered average spud to rig release drilling days of five, seven and eight for standard (4,500 feet), medium (6,000 feet) and long (9,000 feet) length lateral wells, respectively.

•
Commenced production on 25 wells, with an average lateral length of 8,270 feet. Approximately half of the wells that commenced production in the quarter were brought on line in May, with the remainder in June. More than two-thirds of the wells put into production in the quarter utilized slickwater fluid with proppant concentrations of 1,000 pounds or more per lateral foot.

•
Ten wells brought online in the quarter within the Company’s Mustang IDP, seven of which utilized enhanced completions, have significantly outperformed expectations. These are the Company’s first enhanced completions within the DJ Basin outside of the Wells Ranch and East Pony areas.

•
Added approximately 11,700 net acres in Wells Ranch, a 20 percent increase, in exchange for approximately 13,500 net acres primarily out of the Company’s Bronco area. The improved contiguous acreage position in Wells Ranch enhances the IDP’s value by increasing long lateral locations and optimizing the use of existing infrastructure.

•
Completed the initial close for the Greeley Crescent acreage sale, receiving $486 million proceeds within the second quarter. The Company expects to receive the remaining $19 million in a final closing around the end of the year.

•	The Company exited the quarter with 36 wells drilled but uncompleted.

MARCELLUS SHALE
Sales volumes in the Marcellus Shale averaged 546 million cubic feet of natural gas equivalent per day (MMcfe/d) in the second quarter of 2016, an increase of 28 percent over the same quarter of last year and down approximately 5 percent versus the first quarter of 2016. Natural gas represented 91 percent of the volumes sold, with the majority of the remainder composed of NGLs.

Highlights include:

•	Commenced production on 16 non-operated wells within the Joint Venture.

•
Solid well performance continues at the operated Rich Hill 23 pad in Greene County, Pennsylvania. The combined production of the eight wells was approximately 95 MMcf/d, essentially flat after six months of production.

•	The non-operated Green Hill 53 pad, also located in Greene County, Pennsylvania, has averaged 80 MMcf/d over the first 60 days of production from nine wells.

•	Exited the quarter with 79 wells drilled but uncompleted in the Joint Venture.

•	CONE Midstream Partners gathered gross volumes averaging approximately 1.2 billion cubic feet per day during the quarter, an increase of nearly 32 percent from the same quarter in the previous year.

GULF OF MEXICO
Sales volumes in the Gulf of Mexico averaged nearly 27 MBoe/d, an increase of 125 percent compared to the same quarter of last year. Crude oil and condensate represented 84 percent of second quarter 2016 volumes, with 5 percent NGLs and 11 percent natural gas.

Highlights include:

•	Combined production from Big Bend and Dantzler, which commenced production late in 2015, contributed 16 MBoe/d, net to Noble Energy.

•	The Company was named the successor operator of the Thunder Hawk production facility, expected to become effective within the third quarter, subject to regulatory approval.

•
The Gunflint oil development commenced production in mid-July. The two-well field is ramping up and is anticipated to reach a minimum gross production of 20 MBoe/d. The net amount to Noble Energy is expected to be at least 5 MBoe/d, with potential for additional volumes dependent upon available capacity at the third-party host facility.

•
Drilling operations at the Katmai 2 appraisal well, located in Green Canyon 39, have been temporarily abandoned as a result of encountering high pressure in the untested fault block. Plans to appraise the discovery at a future date are being assessed.

EASTERN MEDITERRANEAN
Israel natural gas sales volumes averaged 276 MMcf/d, a second quarter record for the Company and an increase of 28 percent versus the second quarter of last year. The higher volumes were primarily driven by greater displacement of coal for natural gas in the power generation sector and growth from industrial customers, as well as warmer weather in the quarter.

Highlights include:

•	Continued strong operations and reservoir performance at Tamar, combined with uninterrupted production for the second consecutive quarter.

•	Executed agreement to sell 3 percent working interest in Tamar in early July for $369 million pre-tax (implied $12.3 billion gross valuation).

•	Continued progress in marketing gas from the Leviathan field. Executed domestic gas sales contracts for Leviathan now totaling approximately 100 MMcf/d.

•	Received approval from the Israeli Government for the Leviathan Plan of Development, authorizing Leviathan to be developed as a subsea tie-back to a shallow water platform in northern Israel.

•	Commenced front-end engineering and design for the Leviathan production platform.

WEST AFRICA

Sales volumes in West Africa averaged 72 MBoe/d, containing 40 percent crude oil and condensate, six percent NGLs, and 54 percent natural gas.

Highlights include:

•
Aseng reached a milestone 75 million barrels of cumulative oil production. Strong safety performance at both Aseng and Alen was demonstrated by reaching over two years of operations without a lost-time incident.

•
Commenced production in July from the non-operated B3 compression platform at the Alba field. The project, which will enhance full-field recovery, is expected to support field production plateau of approximately 200 MBoe/d gross, 55 MBoe/d net to Noble Energy (including recoveries at the Alba LPG Plant). The compression project was executed on time and on budget.

•	A 3D multi-client seismic survey was completed in Block F15 offshore Gabon. The Company is currently processing the data and evaluating the prospectivity of the block.

UPDATED GUIDANCE
Driven by continued performance improvement and capital efficiency momentum achieved within the first half of 2016, Noble Energy has raised its full-year sales volume guidance while maintaining its existing capital expenditure outlook. The Company anticipates full-year 2016 capital expenditures to be less than $1.5 billion while full-year 2016 sales volumes have been increased to an average of 415 MBoe/d. On a divestment adjusted basis, (accounting for 3 MBoe/d in asset sales), the increase represents 28 MBoe/d, or a total of 10 million barrels of oil equivalent. This equates to more than a 7 percent raise from the Company’s original full-year expectation.

Noble Energy expects third quarter capital expenditures between $400 million and $450 million, with approximately 80 percent of the amount targeted to the U.S. onshore assets. For the majority of the third quarter and the remainder of the year, the Company will be operating a total of four rigs onshore in the U.S., including two within the DJ Basin, and one in each of the Eagle Ford and the Delaware.

Sales volumes for the third quarter are anticipated to be between 405 MBoe/d and 415 MBoe/d, with the difference in volumes compared to the second quarter driven primarily by the timing of wells commencing production in the Eagle Ford. Volumes in the Marcellus business unit are estimated to increase versus the second quarter. In the DJ Basin, vertical production is expected to be lower, while horizontal production is anticipated to hold relatively flat. In addition, the sale of the Company’s Montana assets and Greeley Crescent areas will lower volumes by approximately two MBoe/d compared to the second quarter of this year. Volumes in the Gulf of Mexico are anticipated to be equivalent with second quarter levels, while West Africa volumes will be lower as sales liftings are expected to be less than production. Israel volumes are expected to be higher than the second quarter due to seasonal and underlying demand.

Additional detailed guidance for the remainder of the year is provided in the Company’s supplemental slides for the quarterly webcast. The slides are available on the Company’s website.

WEBCAST INFORMATION
Noble Energy, Inc. will host a live audio webcast at 9:00 a.m. Central time today. The webcast link is accessible on the ‘Investors’ page at www.nobleenergyinc.com. A replay will be available on the website.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Repine

(832) 639-7380
Megan.Repine@nblenergy.com

Media Contacts:
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They may include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "type curve”, which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Crude Oil and Condensate	$465	$483	$829	$914
Natural Gas	282	215	569	492
Natural Gas Liquids (1)	76	34	130	75
Income from Equity Method Investees	24	6	43	24
Total Revenues	847	738	1,571	1,505
Operating Expenses
Lease Operating Expense	119	129	281	286
Production and Ad Valorem Taxes	40	28	43	61
Transportation and Gathering Expense (1)	115	61	222	122
Marketing and Processing Expense, Net	15	12	37	22
Exploration Expense	89	41	252	106
Depreciation, Depletion and Amortization	622	451	1,239	905
General and Administrative	107	104	198	198
Other Operating (Income) Expense, Net	2	73	(17)	99
Total Operating Expenses	1,109	899	2,255	1,799
Operating Loss	(262)	(161)	(684)	(294)
Other Expense
Loss (Gain) on Commodity Derivative Instruments	151	87	107	(63)
Interest, Net of Amount Capitalized	78	54	157	112
Other Non-Operating Expense (Income), Net	7	(9)	3	(9)
Total Other Expense	236	132	267	40
Loss Before Income Taxes	(498)	(293)	(951)	(334)
Income Tax Benefit	(183)	(184)	(349)	(203)
Net Loss	$(315)	$(109)	$(602)	$(131)
Loss Per Share
Loss Per Share, Basic	$(0.73)	$(0.28)	$(1.40)	$(0.35)
Loss Per Share, Diluted	$(0.73)	$(0.28)	$(1.40)	$(0.35)

Weighted Average Number of Shares Outstanding
Basic	430	387	429	378
Diluted	430	387	429	378
(1) Certain of our revenue received from purchasers was historically presented with deductions for transportation, gathering, fractionation or processing costs. Beginning in 2016, we have changed our presentation to no longer include these expenses as deductions from revenue. These costs are now included within transportation and gathering expense and prior year amounts have been reclassified to conform to the current presentation.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2016.

On July 20, 2015, we completed the merger with Rosetta Resources Inc. (Rosetta or Rosetta Merger) and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$1,300	$1,028
Accounts Receivable, Net	476	450
Commodity Derivative Assets	229	582
Other Current Assets	184	216
Total Current Assets	2,189	2,276
Net Property, Plant and Equipment	19,734	21,300
Other Noncurrent Assets	593	620
Total Assets	$22,516	$24,196
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Trade	$780	$1,128
Other Current Liabilities	595	677
Total Current Liabilities	1,375	1,805
Long-Term Debt	7,868	7,976
Deferred Income Taxes, Noncurrent	2,387	2,826
Other Noncurrent Liabilities	1,173	1,219
Total Liabilities	12,803	13,826
Total Shareholders’ Equity	9,713	10,370
Total Liabilities and Shareholders’ Equity	$22,516	$24,196

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2016.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities
Net Loss	$(315)	$(109)	$(602)	$(131)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	622	451	1,239	905
Asset Impairments	—	15	—	43
Dry Hole Cost	27	—	114	19
Gain on Extinguishment of Debt	—	—	(80)	—
Purchase Price Allocation Adjustment	(25)	—	(25)	—
Loss on Asset Due to Terminated Contract	5	—	47	—
Deferred Income Tax Benefit	(228)	(283)	(414)	(312)
(Income) Loss from Equity Method Investees, Net of Dividends	(6)	22	(9)	4
Loss (Gain) on Commodity Derivative Instruments	151	87	107	(63)
Net Cash Received in Settlement of Commodity Derivative Instruments	144	187	322	397
Loss on Divestitures	23	(1)	23	—
Stock Based Compensation	20	17	40	38
Other Adjustments for Noncash Items Included in Net Loss	16	22	59	32
Net Changes in Working Capital	(245)	17	(381)	34
Net Cash Provided by Operating Activities	189	425	440	966
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(316)	(787)	(812)	(1,898)
Additions to Equity Method Investments	—	(21)	(6)	(65)
Proceeds from Divestitures and Other	529	32	767	151
Net Cash Provided by (Used in) Investing Activities	213	(776)	(51)	(1,812)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(45)	(70)	(86)	(134)
Proceeds from Issuance of Shares of Common Stock to Public, Net of Offering Costs	—	—	—	1,112
Proceeds From Long-Term Debt, Net	—	—	17	—
Repayment of Capital Lease Obligation	(14)	(10)	(27)	(29)
Other	4	—	(21)	(8)
Net Cash (Used in) Provided by Financing Activities	(55)	(80)	(117)	941
Increase (Decrease) in Cash and Cash Equivalents	347	(431)	272	95
Cash and Cash Equivalents at Beginning of Period	953	1,709	1,028	1,183
Cash and Cash Equivalents at End of Period	$1,300	$1,278	$1,300	$1,278

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2016.

On July 20, 2015, we completed the merger with Rosetta and the associated cash flows are included in our operations beginning on July 21, 2015. The results of these cash flows attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Sales Volumes	2016	2015	2016	2015
Crude Oil and Condensate (MBbl/d)
United States	96	65	99	69
Equatorial Guinea	27	31	27	30
Other International	—	—	—	1
Total consolidated operations	123	96	126	100
Equity method investee - Equatorial Guinea	1	1	1	1
Total	124	97	127	101
Natural Gas Liquids (MBbl/d)
United States	59	27	56	26
Equity method investee - Equatorial Guinea	5	3	4	4
Total	64	30	60	30
Natural Gas (MMcf/d)
United States	924	613	917	616
Israel	276	215	271	229
Equatorial Guinea	233	202	214	216
Total	1,433	1,030	1,402	1,061
Total Sales Volumes (MBoe/d)
United States	309	194	308	198
Israel	46	36	45	38
Equatorial Guinea	66	65	63	66
Other International	—	—	—	1
Total consolidated operations	421	295	416	303
Equity method investee - Equatorial Guinea	6	4	6	6
Total sales volumes (MBoe/d)	427	299	422	309

Total sales volumes (MBoe)	38,867	27,233	76,721	55,897

Price Statistics - Realized Prices
Crude Oil and Condensate ($/Bbl)(1)
United States	$40.64	$52.44	$35.22	$48.20
Equatorial Guinea	44.55	60.02	39.53	54.97
Other International	—	—	—	55.52
Total	$41.51	$54.91	$36.14	$50.29
Natural Gas Liquids ($/Bbl)(1)
United States	$14.10	$13.71	$12.73	$16.11
Natural Gas ($/Mcf)(1)
United States	$1.75	$1.90	$1.82	$2.31
Israel	5.15	5.34	5.17	5.40
Equatorial Guinea	0.27	0.27	0.27	0.27
Total	$2.16	$2.30	$2.23	$2.56
(1) Average realized prices do not include gains or losses on commodity derivative instruments.

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Loss (GAAP) to Adjusted (Loss) Income (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted (loss) income (Non- GAAP) should not be considered an alternative to, or more meaningful than, net loss (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted (loss) income is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted (loss) income may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of adjusted (loss) income may not be comparable to similar measures of other companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss (GAAP)	$(315)	$(109)	$(602)	$(131)
Adjustments to Net Loss
Loss on Commodity Derivative Instruments, Net of Cash Settlements [1]	295	274	429	334
Loss on Asset Due to Terminated Contract	5	—	47	—
Purchase Price Allocation Adjustment [2]	(25)	—	(25)	—
Gain on Debt Extinguishment [3]	—	—	(80)	—
Well Cost Related to Expiration of Exploration License [4]	27	—	27	—
Loss (Gain) on Divestitures	23	(1)	23	—
Asset Impairments	—	15	—	43
Other Adjustments [5]	8	46	23	49
Total Adjustments Before Tax	333	334	444	426
Current Income Tax Effect of Adjustments [6]	(13)	(9)	—	(9)
Deferred Income Tax Effect of Adjustments [6]	(108)	(115)	(173)	(175)
Adjusted (Loss) Income (Non-GAAP)	$(103)	$101	$(331)	$111

Net Loss Per Share, Diluted (GAAP)	$(0.73)	$(0.28)	$(1.40)	$(0.35)
Adjusted (Loss) Income Per Share, Diluted (Non-GAAP)	$(0.24)	$0.26	$(0.77)	$0.29

Weighted Average Number of Shares Outstanding, Diluted	430	390	429	382

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]
Many factors impact our gain or loss on commodity derivative instruments, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future revenues; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements, recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount relates to a tax adjustment recorded to the purchase price allocation related to the Rosetta Merger.

[3]	Amount relates to the early tendering of senior notes assumed in the Rosetta Merger.

[4]	Amount relates to the license from our 2011 Dolphin discovery in Eastern Mediterranean.

[5]
Amount for 2016 relates to loss on sale of other assets, stacked drilling rig charges, and deferred compensation plan; amount for 2015 relates to deferred compensation plan, stacked drilling rig charges, corporate restructuring, and pension plan termination.

[6]
Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, as well as the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Loss (GAAP) to EBITDAX (Non-GAAP) and Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (EBITDAX) (Non-GAAP) and Adjusted EBITDAX (Non- GAAP) should not be considered an alternative to, or more meaningful than, net loss (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that EBITDAX and Adjusted EBITDAX is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, EBITDAX and Adjusted EBITDAX may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of EBITDAX and Adjusted EBITDAX may not be comparable to similar measures of other companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss (GAAP)	$(315)	$(109)	$(602)	$(131)
Adjustments to Net Loss
Depreciation, Depletion, and Amortization	622	451	1,239	905
Exploration Expense	89	41	252	106
Interest, Net of Amount Capitalized	78	54	157	112
Current Income Tax Expense	45	99	65	109
Deferred Income Tax Benefit	(228)	(283)	(414)	(312)
EBITDAX (Non-GAAP)	$291	$253	$697	$789

Earnings Adjustments, Before Tax [1]	306	334	417	426
Adjusted EBITDAX (Non-GAAP)	$597	$587	$1,114	$1,215

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated income statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]
See Schedule 5: Reconciliation of Net Loss (GAAP) to Adjusted (Loss) Income (Non-GAAP) for calculation. Adjustment herein excludes the impact related to the license from our 2011 Dolphin discovery in Eastern Mediterranean as the impact is reflected in Exploration Expense above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Capital Expenditures (Accrual Based)	$262	—	$799	—	$638	—	$1,663
Increase in Capital Lease Obligations [2]	—		8		—		31
Total Capital Expenditures (Accrual Based)	$262		$807		$638		$1,694

[2]	Represents estimated construction in progress to date on US operating assets and corporate buildings.